CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM




We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 17, 2004, relating to the financial statements and financial statement schedule of Unocal Corporation (the "Company"), which appears in the Company's Annual Report on Form 10-K, as amended, for the year ended December 31, 2003.



/S/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
Los Angeles, California
June 7, 2004